GMS CAYMAN CORPORATION
SUB-ADVISORY AGREEMENT
AGREEMENT executed as of September 28, 2018, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware Limited Liability Company (hereinafter called the "Manager"), and GRAHAM CAPITAL MANAGEMENT L.P., a Delaware limited partnership (hereinafter called the "Sub-Advisor)".
WITNESSETH:
WHEREAS, the Manager is the manager and investment adviser to GMS Cayman Corporation, an exempted company organized under the Companies Law of the Cayman Islands, (as amended) (the "Company"), a wholly owned subsidiary of Global Multi-Strategy Fund, a series of Principal Funds, Inc. (the "Fund") and
WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services the Manager has agreed to provide to the Company, and the Sub-Advisor desires to furnish such services; and
WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:
(a)The Management Agreement between the Fund and the Manager (the "Management Agreement") with the Company;
(b)The Fund's Prospectus and Statement of Additional Information ("SAI");
(c)The Memorandum and Articles of Association of the Company
(d)Policies, procedures or instructions adopted or approved by the Board of Directors of the Company relating to obligations and services provided by the Sub-Advisor.
NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:
1.Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Company, subject to the supervision and direction of the Manager and the Company's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Series allocated to it for management from time to time by the Manager. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Company or the Manager in any way or otherwise be deemed an agent of the Company or the Manager.
2.Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:
(i)Provide investment advisory services, including but not limited to research, advice and supervision for the Company. Assets allocated to the Sub-Advisor but not required for margin to support its trading shall be invested by the Fund and shall not be the responsibility of the Sub-Advisor.
(ii)Furnish to the Board of Directors of the Company for approval (or any appropriate committee of such Board of Directors), and revise from time to time as economic conditions require, a recommended investment program for the Company consistent with the Company's written investment objective and policies.

(iii)Implement the approved investment program on behalf of the Fund by placing orders for the purchase, sale and exchange of securities, "commodity interests" (as defined in the Commodity Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to (i) the provisions of the Fund's Articles of Incorporation and Bylaws the Company's Memorandum and Articles of Association and the requirements of the 1940 Act, to the extent within the Sub Advisor's control as each of the same shall be from time to time in effect.
(vi)Advise and assist the officers of the Company, as reasonably requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Company.
(v)Subject to the supervision and direction of the Board of Directors of the Company, the Sub-Adviser will (a) act in strict conformity with the provisions of Cayman Island law, the Investment Company Act of 1940 (the "1940 Act"), the Commodity Exchange Act and the Investment Advisers Act of 1940 (the "Advisers Act”), as may from time to time be amended, (b) manage the Sub-Adviser's allocated portion of the Company's assets in accordance with the Company's investment objective, policies and restrictions, as set forth in the Investment Guidelines, and the applicable provisions of the Memorandum and Articles of Association of the Company, (c) make investment decisions for the Company, (d) place purchase and sale orders for investments on behalf of the Company, and exercise voting rights in respect of portfolio securities and other investments for the Company. In providing those services, the Sub-Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets.
(vi)Report to the Board of Directors of the Company at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Company are being observed.
(vii)Upon request, provide reasonable assistance in the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board of Directors.
(viii)Furnish, at its own expense; (i) all necessary investment and management facilities, including salaries of clerical and other• personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.
(ix)Open accounts with Foreign Account Tax Compliance Act ("FATCA") compliant broker-dealers, futures commission merchants, .banks and other financial institutions (collectively "broker-dealers''), select broker dealers to effect all transactions for the Company, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Company may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub Advisor. In such event allocation of securities so sold or purchased, a? Well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Company and to other clients of the Sub-Advisor and its affiliates over time. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Company and that aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances. At the Manager's request, the Sub-Advisor will provide the Manager with the information required pursuant to Rule 31a-1(b)(9) of the 1940 Act. The Sub Advisor will effect transactions with those broker-dealers which it believes provide favorable net prices and are capable of providing efficient executions, taking into consideration, among other things, order size, difficulty of execution, the operational capabilities, facilities and financial condition of the broker-dealer involved, whether that broker-dealer has risked its own capital in positioning a block of securities or other assets, and the prior experience of the broker-dealer in effecting transactions of the relevant types, The Sub Advisor's primary objective will be to obtain best execution

With respect to all transactions for the Company, However, the Sub-Advisor may select brokers-dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor or its affiliates. To the extent consistent with applicable law, the Sub- Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker- dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker--dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Company and other accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Company except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
(x)Maintain all accounts, books and records with respect to the Company as are required by the Advisers Act and the rules thereunder, and furnish the Company and the Manager with such periodic and special reports as the Company or Manager may reasonably request. The Sub Advisor hereby agrees that all records that it maintains for the Company are the property of the and further agrees to surrender promptly to the Company any records that it maintains for the Company upon request by the Company or the Manager. The Sub-Advisor may retain copies of any such records.
(xi)From time to time as the Manager or the Company may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Company; all in such detail as the Manager or the Company may reasonably request. The Sub-Advisor will make available its personnel to meet with the Company's Board of Directors at the Company's principal place of business on reasonable prior notice to review the investments of the Company.
(xii)Provide such additional information in the possession of the Sub-Advisor or its affiliates may be required for the Company or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code. of 1986, as amended (the "Code"), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), Cayman Islands law, state securities laws, and any rule or regulation thereunder. The Sub Advisor will advise Manager of any changes in the Sub-Advisor's Senior Management (i.e. Chief Investment Officer and/or Chief Executive Officer) within a reasonable time after any such change. Manager acknowledges receipt of The Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.
(xiii)Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Company in accordance with the Sub-Advisor's proxy voting policy as most recently provided to the Manager. The Sub-Advisor's obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials from the Manager. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist The Sub-Advisor in its efforts to conduct the proxy voting process.
3.Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Company in securities or other assets. The Manager agrees to provide a list of such other investment advisory firms to the Sub Advisor, such list to be promptly updated by the Manager upon any changes thereto.
4.Compensation
The Sub-Advisor will receive no compensation with respect to this Agreement. The Sub-Advisor is compensated for the services provide hereunder indirectly through the Sub-Advisory agreement dated October 1, 2017, as amended, between the Manager and Sub-Advisor.

5.Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its partners. members, directors, officers, employees, agents or affiliates shall be liable to the Manager, the Board of Directors, the Company or its shareholders for any claim, expense or other loss suffered by the Manager or the Company resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its partners, members, directors, officers; employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.
6.Trade Errors
The Sub-Advisor Will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor will be shall be liable to the Manager, the Fund its shareholders for any loss suffered by the Manager or the Furid resulting from Trade Errors. Any gains which occur due to a Trade Error shall pe retained by the Fund. For purposes under this Section, Trade Errors are defined as errors (regardless of cause, and including, but not limited to errors caused, at least in part, by manual error or systems-related issues such as coding, unauthorized access, or security breach) due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which Violate the investment limitations or restrictions disclosed in the Fund's Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.
7.Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, Where required by applicable law, the Board of Directors of the Company,
8.Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body require pursuant to applicable laws and regulations.
9.Duration and Termination of This Agreement
This Agreement shall continue for an initial two-year period commencing on the date first Written above and thereafter shall continue automatically for successive annual periods, so long as the Sub-Adviser remains the investment sub-advisor for the Fund. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board. of Directors of the Company or by vote of holders of a majority of the Company's shares, or upon 60 days' written notice, by the Sub-Advisor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).
10.Amendment of this Agreement
No material amendment Of this Agreement shall be effective until such amendment is signed by both parties.
11.Representations
(a)Manager hereby certifies that, with respect to each account it advises or pool that it operates, Manager is (i) registered as required with the U.S. Commodity Futures Trading Commission ("CFTC") as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of the National Futures Association (the NFA)}, (ii) is excluded or exempt from such registration requirements and has made all required filings relating thereto, or (iii) is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (i) of this Section. The Manager acknowledges that the Company and the Fund is each a "qualified eligible person" as that term is defined under Commodity Exchange Act Rule 4.7 and consents to the account manc1ged by the Sub-Advisor being an exempt account under Commodity Exchange Act Rule4.7:

(b)Manager agrees to notify the Sub-Advisor in writing within a commercially reasonable time upon learning that any of the representations and warranties set forth above are no longer true
(c)Sub-Advisor hereby certifies that, with respect to each account it advises or pool that it operates, Sub Advisor is (i) registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of the National Futures Association (the NFA)), (ii) is excluded or exempt from such registration requirements and has made all required filings relating thereto, or (iii) is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (i) of this Section.
(d)Sub-Advisor agrees to notify the Manager in writing within a commercially reasonable time upon learning that any of the representations and warranties set forth above are no longer true
12.General Provisions
(a)Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or' otherwise affect their construction or effect.
(b)Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be Graham Capital Management, LP., 40 Highland Avenue, Rowayton, CT 06853, Attention: Law Department.
(c)The Sub-Advisor Will promptly notify the Manager in writing of the occurrence of any of the following events:
(1)The Sub-Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.
(2)The Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically naming the Fund or involving the affairs of the Fund.
(d)The Manager shall provide (or cause the Company custodian to provide) timely information to the Sub Advisor regarding such matters as the composition of the assets of the Company, cash requirements and cash available for investment in the Company, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.
(e)The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Company directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Company shares or shares issued by any other registered investment company. Sub-Advisor further represents that it is contrary to the Sub-Advisor's policies to permit those who select brokers or dealers for execution of Company portfolio securities transactions to take into account the broker or dealer's promotion or sale of Company shares or shares issued by any other registered investment company.
(f)The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Company, the Company, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager; provided, however, that the Manager consents to the Sub-Advisor's use of the Manager's name and the Fund name in the Sub-Advisor's representative client list that may be distributed to potential and existing clients so long as this Agreement is in effect.
(g)The Manager shall promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.
(h)The Sub-Advisor shall promptly notify the Manager of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

(i)Each party represents, warrants and covenants to the other party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.
(j)This Agreement contains the entire understanding and agreement of the parties.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PART/Cf PATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By	/s/ Adam U. Shaikh
Adam U. Shaikh

GRAHAM CAPITAL MANAGEMENT, L.P.

By	/s/ Paul Sedlack
Paul Sedlack, Chief Operating Officer